CONSENT OF CARACLE CREEK INTERNATIONAL CONSULTING INC.

We hereby consent to the incorporation by reference in Cliffs Natural Resources Inc.'s (the "Company") Registration Statement on Form S-3 and related prospectus, and any amendments and supplements thereto (the "Registration Statement"), of any mineralized material estimates and other analyses performed by us in our capacity as an independent consultant to the Company. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading "Experts."

Date: February 7, 2013

Caracle Creek International Consulting Inc.

Name: Jason Baker, P.Eng.
Title: Senior Mining Engineer